Exhibit 10.1

PARTICIPATION AGREEMENT

Healthtrust Purchasing Group

Member Name:	Community Health Systems Professional Services Corporation

Effective Date:	January 1, 2005

TABLE OF CONTENTS

1.	Definitions

2.	Purchase of Products and Services; Facilities

3.	Term

4.	HPG’s Responsibilities

5.	Representations, Warranties and Covenants of Participant

6.	GPO Fees and Rebates

7.	Termination

8.	Access to Books and Records

9.	Confidentiality

10.	Attorneys’ Fees

11.	Force Majeure

12.	Notices

13.	Entire Agreement; Amendment

14.	Assignment

15.	No Third-Party Beneficiaries

16.	Severability

17.	Governing Law

18.	Consent to Jurisdiction

19.	Waiver of Jury Trial

20.	Rights Cumulative; Waiver

21.	Counterparts

22.	Headings

23.	Audit Rights

24.	Data

HPG PARTICIPATION AGREEMENT

This Participation Agreement (this “Agreement”) is entered into as of January 1, 2005 (the “Effective Date”) by and between Community Health Systems Professional Services Corporation, a Delaware corporation (“Participant”), with its principal place of business located 155 Franklin Road, Suite 400, Brentwood, TN 37027, and HealthTrust Purchasing Group, L. P., a Delaware limited partnership (“HPG”), with its principal place of business located at 104 Continental Place, Suite 300, Brentwood, Tennessee 37027, for the purposes of permitting Participant and its facilities to obtain certain products and services under Vendor Contracts between HPG and Vendors (including agreements between Vendors and third parties which have agreed that Participants in HPG may purchase under such Vendor agreements).

WITNESSETH:

WHEREAS, HPG is a “group purchasing organization” that is structured to comply with the requirements of the “safe harbor” regulations regarding payments to group purchasing organizations set forth in 42 C.F.R. §1001.952(j) and that maintains agreements with vendors for purchasing on a national basis various products, supplies, materials, dietary products, equipment and services used by hospitals and other healthcare facilities as part of a group purchasing program; and,

WHEREAS, Participant desires to participate in such group purchasing program, and to purchase certain products and services under such agreements in accordance with the terms and conditions thereof (subject, however, to those limitations imposed on Participant under its existing vendor agreements and to technological limitations related to Participant’s equipment and operations, all of which are set forth on Exhibit A hereto);

WHEREAS, as a result of a contractual relationship between HPG and Purchasing Alliance for Clinical Therapeutics, L.L.C. (“PACT”), a group purchasing organization as hereinafter defined, Participant may have the opportunity to be a participant under the agreements PACT maintains with vendors for purchasing on a national basis various pharmaceutical and dietary products used by hospitals and other healthcare facilities as part of a group purchasing program;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Definitions.

As used herein, the following terms have the following meanings:

(a)                                  “Affiliate” means, with respect to a specified person or entity, any person or entity that directly or indirectly controls, is controlled by or is under common control with the specified person or entity.  A person or entity shall be deemed to control another person or entity if such first person or entity has the power to direct or cause the direction of the management and policies of such other person or entity, whether through ownership of voting securities, by contract or otherwise.

(b)                                 “Agreement” means this Participation Agreement, as amended from time to time pursuant to Section 13 hereof.

(c)                                  “Calendar Quarter” means the three-month period commencing on the first day of each of January, April, July and October.

(d)                                 “HCA” means HCA Inc., a Delaware Corporation, and any successor thereto.

(e)                                  “Compliance Level” has the meaning set forth in paragraph 5(d) hereof.

(f)                                    “Effective Date” means the date indicated in the preamble paragraph of this Agreement.

(g)                                 “Event of Force Majeure” has the meaning set forth in Section 11 hereof.

(h)                                 “Facility” or “Facilities” means the Participant hospitals and other healthcare facilities identified on Exhibit B hereto, together with any hospitals and other healthcare facilities acquired by Participant or an Affiliate of Participant after the Effective Date.

(i)                                     “GPO Affiliation Certificate” means a certificate in the form set forth as Exhibit C hereto.

(j)                                     “GPO Fees” has the meaning set forth in Section 6 hereof.

(k)                                  “HPG” means HealthTrust Purchasing Group, L.P., a Delaware limited partnership.

(l)                                     “PACT” means the Purchasing Alliance for Clinical Therapeutics, L.L.C. group purchasing organization d/b/a “PACT”, with offices at 7115 Northland Terrace, Suite 500, Brooklyn Park, MN 55428, and which maintains agreements with vendors for purchasing on a national basis various pharmaceutical, biological and dietary products used by hospitals and other healthcare facilities as part of a group purchasing program.

(m)                               “PACT Products and Services” means dietary and pharmaceutical products and services, including distribution services, available pursuant to PACT Vendor Contracts.

(n)                                 “PACT Vendor Contracts” means the contracts and agreements between PACT Vendors and PACT for the purchase of PACT Products and Services.

(o)                                 “PACT Vendor or Vendors” means the suppliers of PACT Products and Services under the PACT Vendor Contracts.

(p)                                 “Participant” means the entity indicated in the preamble paragraph of this Agreement.

(q)                                 “Products and Services” means the product, supplies, materials, dietary products, pharmaceuticals, equipment and services, including distribution services, available pursuant to the Vendor Contracts specified in Exhibit D hereto or as amended.

(r)                                    “Program” means the group purchasing program conducted by HPG, pursuant to which Participant, its Facilities and other healthcare facilities are provided access to the

Vendor Contracts to purchase Products and Services.

(s)                                  “Vendor Contracts” or “HPG Vendor Contracts” means the purchasing agreements between Vendors and HPG for the purchase of Products and Services and agreements related thereto, such as but not limited to, Business Associate Agreements required by HIPAA.

(t)                                    “Vendor”, “Vendors”, “HPG Vendor” or “HPG Vendors” means the supplier of Products and Services under the Vendor Contracts.

2.                                      Purchase of Products and Services; Facilities.

(a)                                  It is the intent of the parties to establish a business relationship that complies with the Medicare and Medicaid anti-kickback statute, set forth in 42 U.S.C. §1320a-7b(b).  The parties agree that, for the purposes of this Agreement, HPG is acting as a group purchasing organization.  The parties intend to comply with the requirements of the “safe harbor” regulations regarding payments to group purchasing organizations set forth in 42 C.F.R.  §1001.952(j) and the parties believe that this Agreement satisfies those requirements.

(b)                                 Subject to the terms and conditions set forth in this Agreement and except as otherwise expressly provided herein, Participant hereby engages HPG to act as its exclusive independent group purchasing organization (other than PACT), and to provide access to the Vendor Contracts, pursuant to which Participant and its Facilities will purchase Products and Services available thereunder for use in the Facilities.  This exclusive engagement does not limit Participant from contracting with PACT, or from purchasing PACT Products and Services under PACT Vendor Contracts.  Participant hereby authorizes HPG, as its agent for such purposes, to (i) negotiate the terms of and enter into Vendor Contracts, and to cancel or modify any Vendor Contracts as it deems necessary, advisable or appropriate; (ii) receive rebates from Vendors based on Participant’s purchases under Vendor Contracts, for payment by HPG to Participant pursuant to Paragraph 6(b), and (iii) to receive from Vendors, distributors, and e-commerce companies, data relating to purchases of Products and Services under Vendor Contracts by Participant and Facilities. Notwithstanding the foregoing, the exclusivity provisions stated in this Paragraph 2(b) with respect to HPG and PACT shall not be effective until March 15, 2005 (and thereafter for up to 120 days to permit Participant to effect an orderly and efficient transition away from the vendors accessed pursuant to Participant’s group purchasing organization agreement with Broadlane), and until such time the relationship established pursuant to this Agreement shall be deemed to be non-exclusive with respect to HPG and PACT; and throughout the Term of this Agreement, Participant shall have the right (a) to retain membership with another group purchasing organization solely for the purpose of accessing that GPO’s contracts for nurse staffing services, provided and contingent upon such GPO not providing information or notices to HPG Vendors that indicate Participant is a member of such GPO for accessing contracts other than those for nursing staffing services; and (b) to retain and perform the purchasing contracts identified on Exhibit A hereto and identified as “Grandfathered Contracts”.

(c)                                  The Facilities identified on Exhibit B hereto shall have access to the Program and shall have the right to purchase Products and Services under HPG Vendor Contracts listed in Exhibit D to this Agreement, and as posted on HPG’s website (www.healthtrustpg.com).

(d)                                 Each Facility shall execute and deliver to HPG the GPO Affiliation Certificate (a copy of which is attached as Exhibit C) prior to being granted access to the Program.

(e)                                  From time to time, Participant may request in writing that HPG consider approving additional hospitals or other healthcare related facilities as Facilities.  Upon approval by HPG, which shall not be unreasonably withheld, HPG will permit such additional Facilities to participate under the Program, after Exhibit B has been amended to reflect any Facilities so approved by HPG, and a signed GPO Affiliation Certificate for each additional Facility has been received by HPG.

(f)                                    Any Facilities divested by Participant or its parent Affiliate, or which no longer qualify as an Affiliate of Participant, shall be removed from participation under this Agreement at the conclusion of the transition period described as follows.  In this event, Participant shall provide HPG with written notice thereof at least thirty (30) days prior to the closing date of such divestiture or date of ceasing to be an Affiliate of Participant (“Divestiture Date”).  Such divested Facility shall have the right to continue to participate under this Agreement for a one hundred twenty (120) day transition period following the Divestiture Date, unless otherwise agreed to by the parties.

(g)                                 Participation in the Program under this Agreement by Participant and Facilities shall commence on the Effective Date.

(h)                                 If PACT Vendor Contracts are listed on Exhibit D, then Participant shall be eligible to become a participant of PACT by entering into a participation agreement with PACT, and thereby, be permitted to purchase PACT Products and Services pursuant to PACT Vendor Contracts.

3.                                      Term.

Subject to termination under Section 7 hereof, the term of this Agreement shall be for a period of five (5) years commencing on the Effective Date, with automatic renewals thereafter for terms of one (1) year each unless either party gives written notice of non-renewal of this Agreement at least one hundred and twenty (120) days prior to the end of the initial term or any subsequent renewal term.  References herein to the term of this Agreement shall refer to the term as so extended hereby.

4.                                      HPG’s Responsibilities.

(a)                                  HPG shall deliver, or cause to be delivered, on a timely basis to Participant a brief summary of the Products and Services, including pricing, delivery, ordering requirements and other terms thereof, available for purchase under Vendor Contracts.  HPG shall notify Participant of any changes thereto, of any termination of any of such Vendor Contracts, and of any additions of Vendor Contracts.

(b)                                 HPG shall provide information, documentation, and staff to assist Participant in its transition to and participation in the Program.

(c)                                  HPG shall notify each of the Vendors under the Vendor Contracts that Participant and its Facilities are participating in those agreements.  Subject to the Vendor Contract terms and conditions, Participant and its Facilities shall be entitled to purchase Products and Services under the Vendor Contracts for the normal and customary use of such Products and Services for the provision of healthcare services by such Facilities, and not for resale or distribution to third parties other than in the course of the provision of healthcare services by such Facilities.

(d)                                 Participant acknowledges that HPG and partners in HPG have Affiliates that provide healthcare services.  Certain of these Affiliates may, from time to time, make proposals to, or do business with, Participant or its Affiliates.  Participant and its Affiliates shall not be required to accept any such proposal, or to do any such business, as a result of this Agreement or any other business relationship between HPG and Participant and their respective Affiliates.  It is understood by the parties that execution of this Agreement does not give rise to any obligation whatsoever, either express or implied, on the part of Participant or any of its Affiliates to provide any business or referrals to HPG, any partner in HPG, or any Affiliates of HPG or any Affiliates of such partner.  It is understood by the parties that execution of this Agreement does not give rise to any obligation whatsoever, either express or implied, on the part of HPG or any of its Affiliates to provide any business or referrals to Participant or any Affiliates of Participant.

(e)                                  Issuance of Limited Partnership Interest.  Within a reasonable period following the execution of this Agreement, HPG will agree to issue to Participant a limited partnership percentage interest in HPG equal to the ratio of Participant’s total supply expense for calendar year 2004 (less the amount attributable to those contracts listed on Exhibit A which will not be converted to Vendor Contracts), divided by the aggregate total supply expense for Participant and all other equity owners of HPG for calendar year 2004 (the “Limited Partnership Interest”), subject to the following limitation.  “Supply expense” as used in this Section 3 is defined to include all medical-surgical supplies and pharmaceutical products, purchased during the relevant time period.  As a condition to such issuance, Participant will be required to execute Amendment No. 6 to the Amended and Restated Limited Partnership Agreement of Healthtrust Purchasing Group, L.P. dated as of May 11, 1999 (the “Limited Partnership Agreement”) and will be subject to all of the obligations and conditions and entitled to all of the benefits of a limited partner thereunder.  HPG further agrees to have the Limited Partnership Agreement amended such that (i) with respect to allocation under the Limited Partnership Agreement as related to non-equity participant generated income, Participant will receive an annual allocation only with respect to that portion of the non-equity participant income that exceeds that actually received by HPG from January 1, 2004 through October 27, 2004, and (ii) with respect to each partner’s ownership interest, such will be recalculated annually based on each partner’s prorata portion of purchases under Vendor Contracts.  The parties acknowledge that the exact percentage of Participant’s Limited Partnership Interest may be adjusted based on the addition of new limited partners to HPG.  HPG agrees to consult with Participant concerning any possible candidate to become a partner of HPG.  In the event HPG is reorganized into another legal entity, Participant shall receive a percentage interest in the new HPG legal entity that is the same as that for its Limited Partnership Interest at the time of the reorganization.  In the event this Participation Agreement is terminated by mutual consent prior to five (5) years after the Effective Date or HPG terminates this Agreement with cause prior to five (5) years after the Effective Date, Participant’s ownership interest in HPG shall be automatically terminated.

(f)                                    During the Term of this agreement, Participant shall have the right to:

(i)                                   designate one member to the Board of Advisors of HPG;

(ii)                                designate one member to each of the following HPG clinical/advisory boards: laboratory, nursing, pharmacy, radiology, surgery, materials management, food and information systems; and designate one member to attend HPG weekly contract strategy meetings.

(g)                                 HPG shall indemnify and hold Participant and Facilities, and their respective Affiliates, agents, officers, directors and employees (the “Participant Indemnitees”), harmless, from and against any and all losses, liabilities, penalties, claims, damages, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees, witness fees, investigation expenses) whatsoever that are assessed, imposed, awarded against or incurred after the date hereof by any of them, relating to acts or omissions of HPG relating to its failure to perform its obligations under this Agreement.  If any such claim is made against HPG, HPG shall notify Participant in writing, and in reasonable detail, promptly (and in any event within fifteen (15) business days) after receipt by HPG of written notice of such claim, and shall indemnify and hold the Participant Indemnitees harmless for any Liabilities arising from any failure to promptly notify Participant. Likewise, if any such claim is made against any Participant Indemnitee, Participant shall notify HPG in writing, and in reasonable detail, promptly (and in any event within fifteen (15) business days) after receipt by Participant Indemnitees of written notice of such claim. HPG shall use its reasonable efforts to obtain the dismissal of Participant Indemnitees from any action or proceeding relating thereto.  Notwithstanding anything in this paragraph or elsewhere in this Agreement to the contrary, (and excluding instances involving HPG’s gross negligence or willful misconduct), HPG shall have no liability whatsoever for any errors or omissions related to communicating to Participant and its Facilities information and pricing on Products and Services, with HPG’s sole responsibility in this respect being to correct such errors and omissions and to provide appropriate notice thereof to Participant.

5.                                      Representations, Warranties and Covenants of Participant.

Participant, for itself and for each of the Facilities that purchase under the Vendor Contracts, whether or not set forth on Exhibit B hereto, hereby represents and warrants to and covenants with HPG as follows:

(a)                                  All purchases under the Vendor Contracts by Participant and its Facilities for Products and Services shall be in the name of, and between, Participant or one or more of its Facilities, on the one hand, and the respective Vendor, on the other hand.  HPG shall not be a party to any such purchases and shall not have any liability under any such agreement or with respect to any such purchases or any Products and Services furnished thereunder. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (i) HPG DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTY OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, AS TO ANY PRODUCTS AND SERVICES SOLD BY ANY VENDOR, AND (ii) PARTICIPANT HEREBY EXPRESSLY RELEASES HPG FROM ANY AND ALL LIABILITY AND CLAIMS RELATING TO THE PRODUCTS AND SERVICES, AND ANY BREACH OR ALLEGED BREACH OF WARRANTY IN CONNECTION WITH THE PRODUCTS AND SERVICES.

(b)                                 Participant and its Facilities shall indemnify and hold HPG, the partners in HPG, and their respective Affiliates, agents, officers, directors and employees (the “Indemnitees”), harmless, from and against any and all losses, liabilities, penalties, claims, damages, demands, costs and expenses (including, without limitation, reasonable attorneys’ fees, witness fees, investigation expenses) whatsoever that are assessed, imposed, awarded against or incurred after the date hereof by any of them, relating to acts or omissions of Participant which relate in any way to this Agreement, including, without limitation, any claims resulting from a failure to pay for any Products and Services purchased by Participant or any of its Facilities, any product liability claims associated with the Products and Services purchased by Participant or any of its Facilities, or any failure to comply with Participant’s obligations under this Agreement.  If any such claim is made against Participant or any of its Facilities, Participant shall notify HPG in writing, and in reasonable detail, promptly (and in any event within fifteen (15) business days) after receipt by Participant or its Facility of written notice of such claim, and shall indemnify and hold the Indemnitees harmless for any Liabilities arising from any failure to promptly notify HPG. Likewise, if any such claim is made against any Indemnitee, HPG shall notify Participant in writing, and in reasonable detail, promptly (and in any event within fifteen (15) business days) after receipt by HPG of written notice of such claim. Participant shall use its reasonable efforts to obtain the dismissal of HPG from any action or proceeding relating thereto.

(c)                                  Except as provided in Paragraph2 (b) above and Paragraph 5(f) below, during the term of this Agreement, neither Participant nor any of its Facilities shall utilize, participate in or maintain membership in any other group purchasing organization, or other similar agreement or arrangement, for purchasing Products and Services available pursuant to the Program (except as to PACT). The parties intend that this Agreement (together with any agreement Participant or any of its Facilities may sign with PACT as expressly permitted under this Agreement, if any) shall be the exclusive arrangement that Participant and its Facilities utilize for the purchase through a group purchasing organization or similar entity of Products and Services available pursuant to the Program.

(d)                                 Except as provided in Paragraph 5(f) below, Participant and its Facilities shall purchase pursuant to the Vendor Contracts in (i) the twelve-month period commencing on the Effective Date and (ii) each twelve-month period commencing on the first day of each Calendar Quarter during the term of this Agreement at least eighty percent (80%) of each of the Products and Services available under the Program used in the normal and customary operations of Participant and its Facilities, taken as a whole (the “Compliance Level”); provided, however, that if Participant or any of its Facilities purchase any Products and Services under a Vendor Contract that requires purchase of a higher percentage of the Products and Services available under such Vendor Contract used in the normal and customary operations of Participant or such Facilities, Participant and its Facilities shall comply with such requirement.

(e)                                  At the request of HPG, within sixty (60) days after the last day of any Calendar Quarter, Participant shall deliver to HPG a certificate to the effect that Participant and its Facilities are in compliance with Paragraph 5(d) hereof in respect of the twelve-month period ending on the last day of such Calendar Quarter.  Such certificate shall set forth the information described in Exhibit E hereto and such additional information as HPG shall reasonably request.

(f)                                    In the event that Participant’s existing vendor agreements set forth on Exhibit A hereto do not permit Participant to comply with Paragraph 5(c) and 5(d) hereof with respect to one or more Facilities and any one or more particular Vendor Contracts, Participant shall transition such Facility or Facilities to the particular Vendor Contracts in the Program at the first appropriate opportunity as set forth at the end of this Paragraph 5(f). Nothing in this Paragraph 5(f) shall be construed (i) to require or encourage Participant or any of its Facilities to improperly terminate or breach in any way any existing vendor agreement to which Participant or any of its Facilities is a party, (ii) to prematurely sell or retire capital equipment or effect a information systems interface conversion in order to purchase or lease new capital equipment and supplies off of HPG Vendor Contracts, including those listed in Exhibit A, or (iii) to terminate any existing agreement that would require the payment of a penalty or the recapture of previously granted rebates or price concessions.  With respect to the agreements listed in Exhibit A, HPG and Participant hereby agree as follows:

•                  For those agreements listed as “Grandfathered Contracts”, Participant shall have the right to retain membership with another group purchasing organization solely for the purpose of accessing that GPO’s contracts for these products/services, for the term of this Agreement.

•                  For those agreements listed as “Dual or Multi-Source Contracts”, Participant shall continue to complete its obligations under such agreements without entering into any extensions and shall transition to the particular Vendor Contracts in the Program at the first appropriate opportunity.

•                  For those agreements listed as “Optional Source Contracts”, Participant shall be able to continue under such agreements for so long as the Vendor Contract for such products/services remains an optional source agreement.  If HPG changes an optional source Vendor Contract to a sole, dual, or multi-source arrangement, then Participant shall not extend its then current relationship and shall transition to the particular Vendor Contracts in the Program at the first appropriate opportunity.

•                  For those agreements listed as “Regional Contracts”, HPG does not have any Vendor Contracts for these products/services and Participant can contract with its own suppliers for such products/services.  If HPG enters into a Vendor Contract for products/services listed under Regional Contracts with a sole, dual, or multi-source arrangement, then Participant shall not extend its then current relationship and shall transition to the particular Vendor Contracts in the Program at the first appropriate opportunity.

(g)                                 Participant agrees to cause each of the Facilities (i) to comply with all terms of this Agreement as if a party hereto, (ii) to comply with all terms of the Vendor Contracts, including without limitation, payment terms and Compliance Levels and (iii) to execute separate agreements or acknowledgements as reasonably requested by HPG or any particular Vendor evidencing such Facility’s agreement to comply with the terms of the relevant Vendor Contract.

(h)                                 Participant agrees that all products purchased by it or its Facilities under the Vendor Contracts will be for use in the provision of healthcare services in its Facilities, and not for resale or distribution to third parties other than in the course of the provision of healthcare services by such Facilities.  Participant acknowledges that such prohibition on resale and distribution extends to resale or distribution to physician practices other than those owned by, controlled by, or managed by Participant and listed in Exhibit B. The parties acknowledge that to the extent any Vendor Contracts contain prohibition of purchases by physician practices, any Participant Facilities listed on Exhibit B as physician practices shall not be able to purchase under those contracts until so advised by HPG.  HPG and Participant will work in good faith to identify those Vendor Contracts under which Participant’s physician practice Facilities would like to purchase and if the terms of any of such Vendor Contracts prohibit purchases by physician practices, HPG will attempt to negotiate terms under which Participant physician practices can make purchases.

(i)                                     Participant agrees, and shall cause each of its Facilities to agree, to the extent the confidentiality obligations of Section 9 are applicable to the information disclosed, to keep all communications between HPG and Participant or its Facilities confidential, not to discuss or disseminate such communications to other participants in the Program or to any third parties, and to comply with the confidentiality requirements of Section 9 thereof.

(j)                                     Participant warrants that all Facilities listed on Exhibit B hereto qualify as Affiliates of Participant and furnish services to third parties for which payment may be made in whole or in part under Medicare or a state healthcare program.

6.                                      GPO Fees and Rebates.

(a)                                  Participant acknowledges (i) that HPG and/or PACT will receive payment of fees for administrative and other services provided by HPG from one or more Vendors based on Products and Services, or PACT Products or Services, purchased, licensed or leased by Participant and its Facilities (“GPO Fees”), (ii) that the percentage of the GPO Fees will generally be three percent (3%) or less if a GPO Fee is paid, but may in some cases be higher, and (iii) that HPG and PACT may enter into agreements to allocate such GPO Fees between each other.  A list of Vendors which have agreed to pay GPO Fees to HPG of three percent (3%) or less, as well as a list of those Vendors which have agreed to pay GPO Fees to HPG greater than three percent (3%), including the specific percentage of the GPO Fees for each such Vendor paying more than a three percent (3%) GPO Fee is provided in Exhibit F to this Agreement. HPG shall disclose to Participant on an annual basis, in writing, with respect to purchases of Products and Services by each of the Facilities, (i) the names of the Vendors and the PACT Vendors, and the specific amount of such GPO Fees received from each of such Vendors and such PACT Vendors where the amounts received do not exceed three percent (3%) of the net dollar amount of Products and Services and PACT Products and Services purchased by Participant and its Facilities; and (ii) the names of the Vendors and the PACT Vendors and the specific amount of all GPO Fees received from each Vendor where the amount received exceeds three percent (3%) of the net dollar amount of Products and Services or PACT Products and Services purchased by Participant and its Facilities. HPG shall disclose to the Secretary of the United States Department of Health and Human Services, upon request, the amount of GPO Fees received by HPG from each Vendor and PACT Vendor with respect to Products and Services, and PACT Products and Services, that are purchased, licensed or leased by Participant and its Facilities. Participant is responsible for disclosing information regarding such GPO Fees to each of its Facilities.

(b)                                 HPG agrees to pay to Participant any funds received from Vendors designated as Vendor rebates based on purchases of Products and Services by Participant and its Facilities.   Participant acknowledges that any such rebates received from HPG in respect to purchases made under the Vendor Contracts will be allocated among all Facilities participating in the Program in amounts proportionate to the dollar amount of Products and Services giving rise to such rebate purchased by each Facility participating in the Program and as otherwise required by law and/or regulation.  The amount of any rebate distributed to Participant shall be treated as a discount to Participant’s cost for the applicable Products and Services.  The Participant is responsible for allocating any such rebate so received, as well as any rebate received directly from any Vendor, among its Facilities and for providing all required information regarding such rebate amounts and allocations to its Facilities as required by law and/or regulation.  It is the intent of the parties hereto to establish a business relationship, which complies with the Medicare, and Medicaid anti-kickback statutes set forth at 42 U.S.C. §1320a-7b(b).  In certain instances, invoices from Vendors may not accurately reflect the net cost of Products and Services to the Participant and/or Facility.  Where a discount or other reduction in price is applicable, the parties also intend to comply with the requirements of 42 U.S.C. §1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth in 42 C.F.R. §1001.952(h).  In this regard, the parties hereto acknowledge that Participant will satisfy, and ensure that its Facilities satisfy any and all legal and regulatory requirements imposed on buyers.  Thus, Participant will accurately report, under any state or federal program that provides cost or charge based reimbursement for the Products and Services covered by this Agreement, the net cost actually paid by the Participant and/or Facility, pursuant to such Vendor Contracts and PACT Vendor Contracts.

(c)                                  Participant acknowledges that any portion of GPO Fees received from HPG based on Participant’s purchases under Vendor Contracts, shall be considered a discount and that, with respect to such portion of the GPO Fees it receives, Participant intends to comply with the requirements of 42 U.S.C. section 1320a-7b(b)(3)(A) and the “safe harbor” regulations regarding discounts or other reductions in price set forth at 42 C.F.R. Section 1001.952(h).  In this regard, the parties hereto acknowledge that Participant will satisfy, and ensure that its Facilities satisfy any and all legal and regulatory requirements imposed on buyers. Thus, Participant will accurately report, under any state or federal program that provides cost or charge based reimbursement for the Products and Services and PACT Products and Services covered by this Agreement, the net cost actually paid by the Participant and/or Facility, pursuant to such Vendor Contracts and PACT Vendor Contracts.

7.                                      Termination.

(a)                                  HPG may terminate this Agreement on one hundred twenty (120) days notice to Participant if (i) Participant and its Facilities, taken as a whole, fail to maintain the Compliance Level in respect to any of the Products and Services for any two consecutive Calendar Quarters, (ii) Participant or any of its Facilities fails to comply with the terms and conditions of any of the Vendor Contracts, (iii) Participant or any of its Facilities otherwise breaches any provision of this Agreement, provided, however, that HPG may so terminate this Agreement in the event of a breach described above only if HPG shall have given Participant written notice of the specifics of the breach and Participant shall not have cured such breach or caused such breach to be cured within thirty (30) days thereafter, or (iv) termination of the PACT Participation Agreement between PACT and Participant.

(b)                                 HPG shall also have the right to terminate this Agreement in its entirety upon one hundred twenty (120) days prior notice (i) upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of Participant or its ultimate parent or any permitted assignee to an independent third party (upon assignment to such assignee) if the acquiring entity has a ownership or other ongoing business relationship with a competitor of HPG; (ii) in the event that more than forty-nine percent (49%) of Participant’s capital stock or equity ownership, or the capital stock or equity ownership of its ultimate parent, or any such permitted assignee is transferred to an independent third party entity, if the acquiring entity has a ownership or other ongoing business relationship with a competitor of HPG; (iii) upon Participant filing for protection under any bankruptcy laws or being the subject of any involuntary bankruptcy proceeding; or (iv) upon Participant and all Facilities as a whole failing to meet the requirements of Paragraph 5(f).  HPG shall also have the right to terminate this Agreement in its entirety with thirty (30) days prior notice upon Participant becoming a member of another Group Purchasing Organization other than PACT, except as is noted in Paragraph 2(b).  If Participant ceases to do business as a going concern at the address (addresses) listed in Exhibit B to this Agreement (except for relocation of Participant to a new office location), HPG shall have the right to terminate this Agreement effective fifteen (15) days after sending notice of termination to Participant.

(c)                                  HPG shall have the right to terminate this Agreement with respect to any particular Facility, upon one hundred twenty (120) days prior notice to Participant and the Facility (i) upon the transfer, directly or indirectly, by sale, merger or otherwise, of substantially all of the assets of the Facility to an independent third party; (ii) in the event that more than forty-nine percent (49%) of the Facility’s capital stock or equity ownership is transferred to an independent third party entity; (iii) upon Facility filing for protection under any bankruptcy laws or being the subject of any involuntary bankruptcy proceeding; or (iv) upon Facility failing to make any purchases under any HPG Vendor Contracts over any sixty (60) day period.  HPG shall also have the right to terminate this Agreement with respect to any Facility with thirty (30) days prior notice upon the Facility becoming a member of another Group Purchasing Organization other than PACT. If a Facility ceases to do business as a going concern at the address (addresses)

listed in Exhibit B to this Agreement, except for relocation of the Facility to a replacement facility, HPG shall have the right to terminate this Agreement with respect to such Facility effective fifteen (15) days after sending notice of termination to Participant and the Facility.

(d)                                 Upon termination of this Agreement, HPG shall have no further obligations hereunder, including, without limitation, no obligation to maintain, update or advise Participant or its Facilities concerning any Products or Services provided hereunder, except to pay to Participant its allocable portion of any rebates earned prior to termination and to provide the applicable reporting for rebates and GPO Fees with respect to Participant purchases from Vendors made prior to termination. Participant shall remain obligated to pay for all purchases by it and the Facilities made under Vendor Agreements prior to termination.  Notwithstanding the foregoing, Participants and its Affiliates shall have access to HPG’s contracted vendors for up to one hundred twenty (120) days following termination to complete its transition to new suppliers.

(e)                                  The termination of this Agreement pursuant to this Section 7 shall not affect the validity and effect of purchases made by Participant under Vendor Contract prior to termination, Participant’s obligation to pay Vendors in respect of such purchases, or any obligation of Participant under any specific agreement with a Vendor.

8.                                      Access to Books and Records.

Until the expiration of four (4) years after the term of this Agreement (including any renewal term), HPG shall make available to the Secretary of the United States Department of Health and Human Services, the United States Comptroller General, and their duly authorized representatives, in accordance with 42 C.F.R.  §420.300 et seq., this Agreement and all books, documents, and records necessary to certify the nature and extent of the costs of the services provided by HPG hereunder.  If HPG carries out any of its duties hereunder through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract also shall contain an access clause to permit such access by the Secretary, the Comptroller General, and their duly authorized representatives to the related organization’s books, documents and records.  The parties agree that any attorney-client, accountant-client or any other legal privilege shall not be deemed waived by virtue of the provisions of this Section 8.

9.                                      Confidentiality.

(a)                                  Except as permitted in Paragraph 9(d) below, the terms and exhibits of this Agreement, all information, documents and instruments (including, without limitation, all information regarding the pricing, rebates, discounts, shipping terms and other terms and conditions of the Vendor Contracts) delivered or otherwise provided to Participant or its Facilities, or any of their agents, directors, officers or employees as well as information relating to quantities of Products and Services purchased by Participant and/or its Facilities, is confidential (hereinafter, “Confidential Information”).  Participant agrees that throughout the term of this Agreement and for a period of three (3) years thereafter it shall maintain all Confidential Information in strict confidence, shall use such Confidential Information only as is required in connection with its provision of healthcare services, and may disclose such Confidential Information only on a “need to know” basis to its duly authorized officers, directors, representatives, consultants, accountants, attorneys and agents and to the duly authorized officers, directors, representatives and agents of its Affiliates.  Participant shall communicate to each such person the confidentiality obligations of this Agreement, shall cause those persons to hold such Confidential Information in strict confidence as if party hereto, and shall require the above described non-employees of Participant or any Facility to sign written confidentiality agreements with non-disclosure requirements at least as strict as those stated herein, prior to receipt of any Confidential Information.  HPG agrees to maintain in confidence the quantities of Products and Services purchased by Participant and its Facilities and any other information on written documents disclosed to HPG by Participant and labeled as “Confidential” (“Participant Confidential Information”) and to not disclose such Participant Confidential Information to any third parties, except that HPG may use and disclose Participant Confidential Information (i) in conjunction with the performance of its group purchasing organization functions, in its sole discretion, (ii) if the information is not associated specifically with Participant and is combined with information from other participants of HPG, or (iii) as is required by law or regulation.  Each of HPG and Participant further acknowledges that the remedy at law for any breach or threatened breach of this Paragraph 9(a) will be inadequate and, accordingly, that it and its Affiliates shall, in addition to all other available remedies (including, without limitation, seeking such damages as it or any of its Affiliates can show it has sustained by reason of such breach), be entitled to seek injunctive relief.

(b)                                 Notwithstanding Paragraph 9(a) above, in the event that any Facility is a governmental unit and is required by law to disclose certain confidential information to the public, Participant shall not be liable pursuant to Paragraph 9(a) above, provided, that such Facility (i) furnishes only that portion of the information which such Facility is required by law to disclose; (ii) informs HPG of the required disclosure and the legal basis on which such disclosure is required to be made prior to making such disclosure, and (iii) affords HPG the opportunity to intervene for the purpose of seeking an appropriate protective order or otherwise protecting HPG’s interest in the information to be disclosed.

(c)                                  To the extent that a party hereto, any Affiliate of a party hereto, any Facility or, to the knowledge of such party, any current or former employee of any such party or entity is requested (by oral questions, interrogatories, requests for information or documents, government agency audit, subpoena, civil investigative demand or similar process) to disclose any information required to be kept confidential pursuant to Paragraph 9(a) above, such party agrees to take all necessary action to maintain, or cause to be maintained (and to cause any such Affiliate or Facility, or in respect of a current or former employee, to use its reasonable efforts to cause such employee to maintain) the confidentiality of such information and to provide prompt notice to the other party, so that such other party may seek an appropriate protective order or waive compliance with Paragraph 9(a) above.  If, in the absence of a protective order or the receipt of a waiver hereunder, the person who has received such a request is, nonetheless, in the reasonable written opinion of counsel, legally required to disclose such information, such person may disclose such information, and no party shall be liable pursuant to Paragraph 9(a) above, provided, that such person (i) furnishes only that portion of the information which it is advised by counsel to disclose and (ii) exercises its reasonable efforts to obtain assurance that confidential treatment will be accorded to the disclosed portion of the information.  Notwithstanding the foregoing, each party shall be permitted to disclose confidential information in any proceeding in which it is in an adversarial position to the other party.

(d)                                 Notwithstanding the foregoing, no party hereto shall be prohibited from using or permitting the use of and no party shall be required to hold in confidence any information to the extent that (i) such information has been or is in the public domain through no fault of such party, or (ii) such information is lawfully acquired by such party from sources other than a party hereto, any Facility or Affiliate of such party, or any of their respective agents, directors, officers or employees, and the acquisition of such information is without restriction of further disclosure and, to the knowledge of the acquiring party, is not in breach of any confidentiality obligation to which the party providing such information is subject.

10.                               Attorneys’ Fees.

If either party commences legal action related to any claim or controversy between the parties for any matter arising out of this Agreement, the non-prevailing party shall pay all costs and reasonable attorneys’ fees incurred by the prevailing party in connection therewith.

11.                               Force Majeure.

Neither party shall be liable to the other party for any delay or failure to perform its obligations hereunder if such delay or failure results from causes beyond its reasonable control. Such causes may include, without limitation, acts of God, fires or other catastrophes, telecommunications failures, equipment failures, power failures, labor disputes, strikes, delays in transportation, riots, war, terrorist action or threats of imminent action, governmental regulations, non-performance by suppliers and Vendors, or problems experienced by HPG as a result of its own, HCA, Inc. or any other third party’s computer software or hardware failures (an “Event of Force Majeure”). Each party shall give the other party prompt notice of any Event of Force Majeure that may cause delay or non-performance of its obligations hereunder.

12.                               Notices.

All formal notices or other communications required or permitted under this Agreement shall be in writing, shall be deemed given upon the earlier of the date of receipt or four (4) days following the date it was sent, and shall be sent by certified mail, postage prepaid, or by reputable express delivery service, or delivered personally. Notices shall be addressed to each party as set forth below or as otherwise designed by a party:

Address for Notice:

HealthTrust Purchasing Group, L.P.

104 Continental Place, Suite 300

Brentwood, Tennessee 37027

Fax No. (615) 344-3166

Attn:  Vice-president, Membership

With a copy to:

Senior Corporate Counsel

HealthTrust Purchasing Group, L.P.

104 Continental Place, Suite 300

Brentwood, Tennessee 37027

Fax No. (615) 344-3166

Participant:

Senior Vice President – Operations

Community Health Systems

155 Franklin Road, Suite 400

Brentwood, TN 37027

Fax No.:  615/309-5142

With a copy to:

Senior Vice President & General Counsel

Community Health Systems

155 Franklin Road, Suite 400

Brentwood, TN 37027

Fax No.:  615/376-3447

Any party may change the person and address to which notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein.

13.                               Entire Agreement; Amendment.

(a)                                  This Agreement, together with the exhibits thereto, as such exhibits may be modified or supplemented from time to time pursuant to the terms of this Agreement, sets forth the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.  No party hereto has relied upon any oral or written statement, representation, warranty, covenant, condition, understanding or agreement made by any other party or any representative, agent or employee thereof, except for those expressly set forth in this Agreement or in the exhibits hereto.

(b)                                 This Agreement may be amended, modified, superseded or supplemented only by a written instrument expressly stating an intent to amend, modify, supercede, or supplement this Agreement, executed and delivered by each of the parties hereto, except as to Exhibits D and F.  Updated lists of HPG Vendor Contracts and Vendors paying GPO Fees to HPG shall periodically be placed on the members section of the HPG website (www.healthtrustpg.com), and shall be deemed to amend Exhibits D and F hereto accordingly.

14.                               Assignment.

Neither Participant nor any Facility may assign this Agreement, or any of its rights or duties set forth herein, without the prior written consent of HPG; provided, however, that each of the

Facilities, upon execution and delivery of the Facility Letter pursuant to Section 2(c) hereof, may participate in the Program in accordance with the terms hereof.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, however, that no assignment in violation of the provisions of this Agreement, shall vest any rights in any purported assignee.  Participant hereby consents to assignment by HPG of its rights and obligations under this Agreement to any entity wholly owned (directly or indirectly) by HCA Inc.   HPG may assign without consent from Participant, HPG’s rights and obligations under this Agreement to a successor entity of HPG as part of an internal reorganization of HPG which results in HPG being organized in a different legal entity or corporate form, whether through conversion or merger.

15.                               No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the parties hereto, and should not be construed to confer upon any other person any remedy, claim, liability, right of reimbursement, claim of action or other right.

16.                               Severability.

This Agreement shall be construed to be in accordance with any and all applicable federal and state laws and regulations.  In the event there is a change in such laws and regulation, whether by statute, regulation, agency or judicial decision that has any material effect on the legality of any provision of this Agreement (“Affected Provision”), then the Affected Provision shall be deemed ineffective to the extent of such change in law or holding without invalidating the remaining provisions hereof or affecting the validity or enforceability of such Affected Provision in any other jurisdiction, subject to renegotiation in good faith by the parties at the written request of either party (the party making such request is hereinafter referred to as the “Requesting Party”).  If the parties are unable to renegotiate the Affected Provision to bring it into compliance with the applicable law or regulation within forty-five (45) days of the date on which the Requesting Party provides notice of the change, the Affected Provision will be terminated and be of no further force and effect.  In such event, the remainder of the Agreement shall remain in full force and effect.

17.                               Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

18.                               Consent to Jurisdiction.

Participant and HPG each hereby expressly (a) submits and consents in advance to the jurisdiction of any Tennessee State Court sitting in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee with respect to any legal proceedings arising out of or relating to this Agreement; (b) waives any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens; (c) agrees that all claims with respect to such legal proceedings may be heard and determined in any Tennessee State Court sitting in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee; (d) agrees not to commence any legal proceeding relating to this Agreement other than in a Tennessee State Court sitting in Nashville, Tennessee or the United States District Court for the Middle District of Tennessee, and (e) agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.                               Waiver of Jury Trial.

PARTICIPANT AND HPG EACH HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT WHICH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND, (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTON 19.

20.                               Rights Cumulative; Waiver.

All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.  The failure by either party to enforce any term shall not be deemed to be a waiver of future enforcement of that or any other term of this Agreement.

21.                               Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to constitute an original, but which together shall constitute one and the same instrument.  A facsimile of a signed copy of this Agreement shall have the same force and effect as a copy with an original signature of one or both parties.

22.                               Headings.

The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

23.                               Audit Rights.

HPG shall have the right, at its expense, to review and audit the books, records, and documents relating to purchases under Vendor Agreements (whether in hardcopy, electronic or other form) of Participant and the Facilities to verify compliance with their obligations under this Agreement, the volumes of purchases of Products and Services under Vendor Contracts, and to obtain any data and information required for HPG to fulfill its responsibilities as a group purchasing organization for healthcare providers.  The audit shall be conducted only after reasonable notice and during normal business hours, and may be conducted by HPG’s employees or agents, or by a third party auditor.  This right of audit may be exercised no more than one (1) time per year for Participant and each Facility.  Participant agrees to cooperate with HPG to provide the above-stated materials, and to provide any reasonable assistance to HPG and its auditors necessary for HPG to carry out any audit as permitted herein, at no cost to HPG.

24.                               Data.

HPG shall be the exclusive owner of the compilation of pricing data related to Products and Services. All purchasing transaction data (other than pricing data related to Products and Services) resulting from purchase of Products and Services by Participant shall be owned by Participant. Participant hereby authorizes HPG to have access to Participant’s purchasing transaction data, whether through Vendors, distributors, or any business-to-business e-commerce companies through which orders for Products and Services are placed by Participant and its Facilities. Participant further authorizes HPG to aggregate Participant purchasing transaction data with purchasing transaction data from other Participants of HPG for statistical analysis and other similar purposes, and to provide such aggregate data to third parties provided no portion of the data contains any patient identification information or information that can be specifically traced to Participant.

IN WITNESS WHEREOF, each party hereto has duly executed, or has caused this Agreement to be duly executed, as of the date first above written.

HealthTrust Purchasing Group, L.P. By its general partner, CMS GP, LLC		Community Health Systems Professional Services Corporation

By:	/s/ Jim Fitzgerald	By:	/s/ Wayne T. Smith

Name:	Jim Fitzgerald	Name:	Wayne T. Smith

Title:	President & CEO	Title:	Chairman, President and Chief Executive Officer

Date:	1-5-05	Date:	1-4-05

Participant Federal Tax ID No: 51-0335957